H. F. AHMANSON & COMPANY           HOME SAVINGS OF AMERICA            NEWS
                                   SAVINGS OF AMERICA

4900 Rivergrade Road
Irwindale, California  91706
(818) 814-7922

FOR IMMEDIATE RELEASE                   Contacts:
                                        Media:    Mary Trigg
                                                  818-814-7922
                                        Investor: Steve Swartz
                                                  818-814-7986


                 HOME SAVINGS OF AMERICA WINS BIDDING FOR
                         FIRST INTERSTATE BRANCHES
 Acquisition Immediately Accretive To Earnings; Accelerates Home Savings'
              Transformation To a Full-Service Consumer Bank

     Irwindale, CA, March 28, 1996 -- Home Savings of America, principal subsidiary of H. F. Ahmanson & Company (NYSE:AHM), announced today it has signed a definitive agreement to purchase the 61 divested branches of First Interstate Bancorp (NYSE:I) from Wells Fargo & Company (NYSE:WFC). As part of this transaction, Home Savings will acquire $1.3 billion in loans.

     The First Interstate branches being sold comprise 61 retail branches in 21 California counties with approximately $2.5 billion in deposits. Approximately 70% of the deposits are concentrated in San Diego, Sacramento, Kern, Riverside and Ventura Counties.

     "This is an unmatched opportunity for Home Savings of America," said Charles R. Rinehart, Chairman and Chief Executive Officer of Ahmanson and Home Savings. "It is an opportunistic acquisition that is immediately accretive to earnings and accelerates our transformation to a leading full-service consumer bank. We want to reach beyond the traditional services offered by a thrift and expand our product offerings to individuals and small businesses. These branches are a major step in that direction; they provide us with an important critical mass of consumer and small business customers and people with great expertise in these businesses.

     "This transaction is also good for California," Mr. Rinehart continued. "Home Savings is the state's third-largest financial institution and has been a major employer and investor in the growth and success of California for over a century. The addition of these branches, combined with our strong presence in over 100 markets throughout
California, will significantly add to our ability to provide the financial products and services needed by consumers and small businesses."

     During the past few years, Home Savings has significantly increased its investment in California. Since 1993, Home Savings has sold major banking franchises in New York, Illinois, Ohio, and Missouri, while adding approximately $4.4 billion of deposits through acquisitions in California.

     "We welcome the customers and employees of the First Interstate branches, which are critical components of a successful banking combination," Mr. Rinehart said. "Our experience, gathered over many past acquisitions, is that the best way to keep customers is by keeping the employees who customers know and trust. We are eager to demonstrate to these customers our desire to serve their financial needs."

     The transaction is subject to regulatory approval and is expected to close during the third quarter of 1996.

     The purchase price for the $1.3 billion of loans and the $2.5 billion of deposits represents a premium of 8.11% of the deposits alone. The Company expects to consolidate up to 27 branches. A restructuring charge of $0.06 to $0.09 per fully diluted common share will be recorded for the consolidation of these branches. "We have carefully evaluated this transaction. It is an excellent strategic fit for us and it is more accretive than a stock buyback," said Kevin M. Twomey, Senior Executive Vice President and Chief Financial Officer.

     Smith Barney Inc. acted as financial advisor to H. F. Ahmanson & Company and Home Savings in the transaction.

     H. F. Ahmanson & Company is the parent company of Home Savings of America, one of the nation's leading residential mortgage lenders, and of Griffin Financial Services, which provides securities brokerage services and investment and insurance products. H. F. Ahmanson, which has assets of $50.5 billion and deposits of $34.2 billion as of December 31, 1995, currently operates 343 financial service centers in four states and 121 mortgage lending offices in ten states.

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     Additional information, including monthly financial data, about
H. F. Ahmanson & Company and Home Savings of America can be retrieved free of charge using the following services:

                    Internet: http://www.investquest.com
                    Fax-on-Demand:  (614) 844-3860
                    On-line BBS: (614) 844-3868